Exhibit 99.1

ULTA BEAUTY PROVIDES COVID-19-RELATED BUSINESS UPDATE

Bolingbrook, IL – April 2, 2020 – Ulta Beauty, Inc. (NASDAQ: ULTA) today provided  a business update in advance of the Company’s participation at the J.P. Morgan Retail Round-Up Virtual Conference.

“A few weeks ago, we made the difficult decision to close all of our brick and mortar stores to help contain the spread of the coronavirus.  Since March 20, Ulta Beauty has been a digital-only business. Although we do not expect to fully offset the revenue impact of our store closings, the multi-year, strategic investments we have made to enhance our omnichannel and supply chain capabilities, combined with the ongoing commitment of our distribution associates, have enabled us to support increased e-commerce demand and guest engagement,” said Mary Dillon, chief executive officer.  “As we continue to support our essential e-commerce operations, we are taking actions in parallel to ensure that we maintain our financial strength and flexibility in the near term and position Ulta Beauty for long-term growth.”

As previously announced, Ulta Beauty has taken several actions as part of its response to the continued spread of COVID-19 to improve its financial flexibility, including drawing down $800.0 million under its $1.0 billion revolving credit facility on March 18, 2020.    In addition, the Company has taken the following steps to preserve financial liquidity while its stores remain temporarily closed:

•	Reducing expense plans, suspending new hires, and deferring merit increases for all corporate and store associates;
•	Moderating the pace of investments to build international capabilities, but the Company continues to expect to have an omnichannel presence in Canada in 2021;
•	Aligning inventory receipts with current sales trends and prioritizing expense payment obligations to focus primarily on essential services;
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Reducing capital expenditure plans, particularly as it relates to new store openings; while the Company plans to open new stores this year, it no longer expects to open a total of 75 new stores in fiscal 2020 and is working on an adjusted plan for new store openings, relocations and remodel projects; and

•	Suspended its stock repurchase program.

“As we continue to vigilantly monitor this dynamic situation, we remain committed to protecting the health of our associates, guests, and operations. We are operating with continued consideration and optimism rooted in the strength of our business model, and we look forward to the time when we can safely bring our store and salon associates back together to invite guests into Ulta Beauty stores,” continued Dillon.

J.P. Morgan Retail Round-Up Virtual Conference

Mary Dillon, chief executive officer, Scott Settersten,  chief financial officer, and Dave Kimbell, president, will participate in a “Fireside Chat” at the J.P. Morgan 6th Annual Virtual Retail Round Up today, Thursday, April 2, 2020, at 2:30 p.m. Eastern Time / 1:30 p.m. Central Time.  The presentation will be webcast live at http://ir.ultabeauty.com.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services.  In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty brings possibilities to life through the power of beauty each and every day in our stores and online with more than 25,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin, brow, and make-up services.

Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and our industry-leading Ultamate Rewards loyalty program. As of February 1, 2020, Ulta Beauty operates 1,254 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

•	The uncertain negative impacts the coronavirus (COVID-19) will have on our business, financial condition, profitability, cash flows and supply chain, as well as consumer spending;
•	epidemics, pandemics like COVID-19 or natural disasters that could negatively impact sales;
•	changes in the overall level of consumer spending and volatility in the economy;
•	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
•	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
•	the possibility that we may be unable to compete effectively in our highly competitive markets;

•	our ability to execute our Efficiencies for Growth cost optimization program;
•	the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
•	the possibility of material disruptions to our information systems;
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the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans;

•	changes in the wholesale cost of our products;
•	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
•	our ability to attract and retain key executive personnel;
•	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and
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other risk factors detailed in our public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in our Annual Report on Form 10-K for the year ended February 1, 2020, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q.

Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708)  305-4479